EXECUTION

May 16, 2011

Petersen Energia Inversora, S.A.U.
Velázquez 9, Madrid, Spain
(c/c Cerrito 740, 1st floor, C1010AAP,
City of Buenos Aires, Argentina)
Attention:  Ignacio Moran and Mauro Dacomo
Facsimile Number: +54 11 5 555 0162

Re:           Offer of Assignment of Registration Rights – No. A-1

Ladies and Gentlemen,

1. Petersen Energía, S.A., a Spanish special purpose company (“PESA”), Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family” and, together with PESA, the “Assignor”) hereby submit to you (“PEISA” or the “Assignee”), for your consideration an irrevocable offer (the “Offer”) of assignment of registration rights upon which, in case of acceptance, the Assignor will transfer and assign all of its rights under the RRA to the Assignee, subject to the terms and conditions described in the Registration Rights Assignment Terms, attached hereto as Annex A (the “Offer Terms”).

2. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Offer Terms.

3. We hereby agree not to revoke the Offer until May 20, 2011 (the “Expiration Date”). If you accept the terms and conditions of this Offer, please deliver to us the request letter in the form attached as Annex B hereto (the “Acceptance Letter”). Delivery of the Acceptance Letter and notification thereof to Repsol YPF, S.A. and YPF, S.A. on or before the Expiration Date will create a contractual relationship among the Assignor, Repsol YPF, S.A., YPF, S.A. and you, subject to the terms and conditions of the Offer Terms.

We look forward to your response to the Offer.

Yours very truly,

[SIGNATURE PAGES FOLLOW]

Petersen Energia, S.A.

By:	/s/Matías Eskenazi Storey
Name: Matías Eskenazi Storey
Title: Consejero Delegado

By:	/s/ Enrique Eskenazi
Enrique Eskenazi

By:	/s/ Sebastián Eskenazi
Sebastián Eskenazi

By:	/s/ Matías Eskenazi Storey
Matías Eskenazi Storey

By:	/s/ Ezequiel Eskenazi Storey
Ezequiel Eskenazi Storey

Annex A

REGISTRATION RIGHTS ASSIGNMENT

TERMS

By and among Petersen Energía, S.A., a Spanish special purpose company (“PESA”), Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family” and, together with PESA, the “Assignor”), Petersen Energía Inversora, S.A.U, a Spanish special purpose company (“PEISA” or the “Assignee,” and collectively with the Assignor, the “Parties”).

WHEREAS, Repsol YPF, S.A. (“Repsol”) has granted to the Assignor an option to purchase from Repsol ADSs and/or Class D Shares of the Company representing up to 10% of the total share capital of YPF, S.A. (the “Company”) (the “Option” and any such ADSs or Class D Shares, the “Option Securities”) in accordance with the terms and subject to the conditions set forth in a certain Option Agreement, dated as of February 21, 2008 (the “Option Agreement”);

WHEREAS, the Assignor is party to that certain Registration Rights Agreement, dated as of February 21, 2008 by and among the Company, Repsol, the Assignor, certain collateral agent and administrative agent identified therein (the “RRA”), pursuant to which the Company and Repsol have granted to the Assignor certain registration rights with respect to the Option Securities;

WHEREAS, The Bank of New York Mellon and Credit Suisse, London Branch, in their respective capacities as collateral agent and administrative agent under certain financing agreements related to the exercise of the Option, will become party to the RRA pursuant to a joinder agreement to be executed on or before May 19, 2011;

WHEREAS, the Assignor desires to transfer and assign all its rights under the RRA to the Assignee (the “Assignment”); and

WHEREAS, it is a condition to the Assignment the agreement by the Assignee to receive all the rights of the Assignor under the RRA;

Terms of the Assignment:

1.           Assignments.  Subject to the terms of the RRA, the Assignor hereby transfers and assigns all of its rights, title and interest in and to the RRA to the Assignee, and, without limitation to the foregoing, agrees that the Assignee may rely on and exercise all rights granted to Assignor thereunder, and the Assignee hereby agrees to be bound by the provisions of the RRA.

2.           Representation.  The Assignor represents and warrants that (a) it has the full power, right and authority to assign its rights, title and interest in and to the RRA, and (b) it has fully satisfied its reimbursement obligations set forth in Section 5 of the RRA.

3.           Reliance.  In consideration of the foregoing agreements, the Parties agree that the Company and Repsol shall be entitled to conclusively rely (without any independent investigation) on any notice or instructions from Assignee in respect of this Agreement or the RRA.

4.           Transfer; Amendment; Applicable Law.  (a)  This Agreement and all obligations of each party hereunder shall be binding upon the permitted successors and assigns of such party, and shall, together with the rights and remedies of the other party hereunder, inure to the benefit of such other party and its respective permitted successors and assigns. All references to “Assignee” hereunder shall be deemed to include the assigns of the Assignee and the parties hereto acknowledge that actions taken by the Assignee hereunder may be taken by the Assignee’s agents and by the agents of the assigns of the Assignee.

(b)           No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the Parties or confirmed by an exchange of telexes.

(c)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.           Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

7.           No Modifications, etc.  This Agreement may be amended or modified only by a written instrument signed by the Parties hereto.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Annex B

FORM OF ACCEPTANCE LETTER

May 16, 2011

Petersen Energia, S.A.,
Enrique Eskenazi,
Sebastián Eskenazi,
Matías Eskenazi Storey, and
Ezequiel Eskenazi Storey,
Velázquez 9, Madrid, Spain
(c/c Cerrito 740, 1st floor, C1010AAP,
City of Buenos Aires, Argentina)
Attention:  Ignacio Moran and Mauro Dacomo
Facsimile Number: +54 11 5 555 0162

Re:           Offer of Assignment of Registration Rights – No. A-1

Dear Sirs:

We hereby accept your offer No. A-1 dated May 16, 2011.

Sincerely,

Petersen Energia inversora, S.A.U.

By:	/s/ Mauro Renato José Dacomo
Name: Mauro Renato José Dacomo
Title: Consejero - Apoderado